SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 8, 2005

NEW JERSEY RESOURCES CORPORATION

(Exact name of registrant as specified in its charter)

New Jersey	1-8359	22-2376465
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1415 Wyckoff Road
Wall, New Jersey		07719
(Address of principal executive		(Zip Code)
offices)

(732) 938-1480
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure
SIGNATURE

Item 7.01. Regulation FD Disclosure

The Company has previously disclosed that its subsidiary, NJRES, and eCORP Marketing, LLC (eCORP Marketing), the counter party to the Amended and Restated Natural Gas Storage Marketing and Management Agreement (Marketing Agreement) concerning the Stagecoach Natural Gas Storage Project (the Stagecoach Project) have been engaged in litigation regarding a dispute over the Marketing Agreement and that, as of March 16, 2005, eCORP Marketing, AIG Highstar, and NJRES entered into a Confidential Release and Settlement Agreement (“Settlement Agreement”) that settles all claims by and between the parties, including recovery of working capital balances. The Settlement Agreement also terminates the Marketing Agreement and all rights and obligations thereunder. Pursuant to its terms, the Settlement Agreement is contingent upon the sale of the Stagecoach Project to a third-party.

On July 8, 2005, Inergy, L.P entered into a definitive agreement to acquire the Stagecoach Project. Closing of the sale of the Project to Inergy, L.P. is expected to occur on or before August 1, 2005, although the parties have agreed to extend the August 1, 2005 proposed closing date to August 31, 2005 only in the event of Inergy’s failure to receive the necessary approvals under the Hart-Scott-Rodino Act. In light of this development, the judge in the pending litigation issued an order dismissing NJRES’s complaint without prejudice, subject to NJRES’s right to reinstate the complaint within 60 days in the event the Inergy transaction is not consummated. Upon closing, eCORP Marketing, AIG Highstar, and NJRES will execute and file stipulations dismissing all claims with prejudice.

On July 8, 2005, NJRES entered into a Letter of Intent with Inergy, L.P. to provide services, including base gas, natural gas supplies and optimization of firm storage for the Stagecoach Project. This transaction is subject to the closing of the sale of the Stagecoach Project described above.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW JERSEY RESOURCES CORPORATION

Date: July 12, 2005	By:	/s/ Glenn C. Lockwood

Glenn C. Lockwood
Senior Vice President,
Chief Financial Officer
and Treasurer